UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 8, 2015

 Array BioPharma Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16633	84-1460811
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Walnut Street, Boulder, Colorado 80301
(Address of principal executive offices, including Zip Code)

(303) 381-6600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
__	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
__	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
__	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Array BioPharma,” “Array,” “we,” “us” and “our” refer to Array BioPharma Inc., unless the context otherwise provides.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2015, Array BioPharma announced the appointment of Patricia Henahan as Chief Financial Officer of Array BioPharma, whose employment with Array will commence on September 8, 2015. David Horin, who was appointed as Array’s interim Chief Financial Officer on February 6, 2015, resigned effective September 8, 2015 as a result of Ms. Henahan’s appointment.
Prior to joining Array, Ms. Henahan was at Hospira, Inc., where she served as Vice President of Finance for Hospira’s $3 billion U.S. pharmaceutical-focused business. Prior to her role at Hospira, Ms. Henahan was Chief Financial Officer of iPR Pharmaceuticals, Inc., AstraZeneca Group, from 2009 to 2013, where she was responsible for revenue of $5 billion. From 2002 to 2009, Ms. Henahan provided financial leadership to the R&D organizations of AstraZeneca, MedImmune and Eli Lilly. In these roles, she worked closely with R&D executives to manage R&D operations, collaboration agreements, and budgets in excess of $600 million. Ms. Henahan holds an MBA from The Wharton School at the University of Pennsylvania and a bachelor's degree in science from the University of Notre Dame.

Pursuant to the terms of an employment agreement entered into between Ms. Henahan and Array dated September 8, 2015, Ms. Henahan will receive an initial annual base salary of $360,000, subject to periodic adjustment agreed to by Ms. Henahan and Array. Ms. Henahan will also be entitled to receive a performance bonus for each fiscal year beginning in fiscal 2016 based on Array’s performance against criteria established by the Compensation Committee of the Board of Directors under Array’s annual Performance Bonus Plan. Ms. Henahan’s performance bonus is targeted at 40% of her then effective base salary. Array will also reimburse Ms. Henahan for her relocation expenses incurred in connection with moving her and her family to the Boulder, Colorado area from Highwood, Illinois, in accordance with Array’s standard relocation policies. Until Ms. Henahan relocates to the Boulder, Colorado area, Array will reimburse her for coach class travel costs to commute to her primary residence in Illinois and for up to 60 days of temporary housing and a vehicle for use during time spent in Boulder on company business. Ms. Henahan will be entitled to participate in Array’s standard health and fringe benefits available to employees generally.

Array has also agreed to grant Ms. Henahan stock options to purchase shares of Array’s common stock that translate to an option value of $1,200,000 based on a Black-Scholes valuation at an exercise price equal to the fair market value of the common stock on the date of grant. The options will vest in four equal annual installments commencing September 8, 2016 and be subject to the other terms of Array’s Amended and Restated Stock Option and Incentive Plan and Array’s form Stock Option Agreement to be entered into between Array and Ms. Henahan. In addition, any unvested options scheduled to vest in the year of a termination of Ms. Henahan’s employment agreement will vest if the termination is (i) by Array without cause, (ii) as a result of Ms. Henahan’s disability or (iii) by Ms. Henahan for certain events that constitute “Good Reason” under the employment agreement. In addition, if Ms. Henahan’s employment agreement is terminated by Array without cause within three months prior to or 12 months following a change in control of Array, all unvested options will immediately vest. If Ms. Henahan’s employment terminates as a result of her death, all outstanding options will vest in full upon her death.

Ms. Henahan will also be entitled to receive severance equal to one year of her then current base salary if the employment agreement is terminated (i) by Array without cause, (ii) as a result of Ms. Henahan’s disability or (iii) by Ms. Henahan for certain events that constitute “Good Reason” under the employment agreement. The severance payment, and related option acceleration described above, is conditioned upon Ms. Henahan executing a satisfactory release in favor of Array and her continued compliance with the terms of her Noncompete Agreement and Confidentiality and Inventions Agreement with Array.

Ms. Henahan’s employment agreement has a term of two years commencing September 8, 2015 and will thereafter renew automatically for additional one-year terms unless either party gives notice to the other party of its or her intent not to renew the agreement within 60 days of expiration of the then effective term.

Ms. Henahan also entered into a Noncompete Agreement with Array pursuant to which, during her employment and for a 12-month period after termination of her employment for any reason, she has agreed not to engage in certain competing activities within a 50 mile radius of any area where Array is doing business at the time of such termination and not to solicit Array’s employees or customers. Ms. Henahan also entered into Array’s standard Confidentiality and Inventions Agreement.

The foregoing description of the material terms of Ms. Henahan’s employment agreement is qualified in its entirety by the terms of the employment agreement, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2015. A copy of the press release announcing Ms. Henahan’s appointment is attached as an exhibit to this Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release announcing appointment of Patricia Henahan as Chief Financial Officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2015	Array BioPharma Inc.

	By:	/s/ RON SQUARER
Ron Squarer
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release announcing appointment of Patricia Henahan as Chief Financial Officer